Exhibit 99.1

For release:	May 6, 2009
Contact:	Charles F. Barr
Senior VP, General Counsel & Secretary
(610) 538-2520
cbarr@uaigroupinc.com
United America Indemnity, Ltd. Reports First Quarter 2009 Financial Results
George Town, Grand Cayman, Cayman Islands (May 6, 2009) – United America Indemnity, Ltd. (NASDAQ:INDM) today reported net income of $7.2 million or $0.23 per share for the three months ending March 31, 2009 compared to net income of $7.4 million or $0.21 per share for the same period of 2008.
Selected Operating and Balance Sheet Data

	For the Three Months
	Ended March 31,
(Dollars in millions, except per share data)	2009	2008

Net income	$7.2	$7.4
Net income per share	$0.23	$0.21

Operating income	$13.5	$8.1
Operating income per share	$0.43	$0.23
Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses). A reconciliation of operating income is set forth at the end of this press release.

	As of	As of
(Dollars in millions)	Mar 31, 2009	Dec 31, 2008

Book value per share	$20.11	$19.94
Tangible book value per share	$19.92	$19.75
Cash & invested assets	$1,574.6	$1,599.5
Selected Financial Data for the Three Months Ended March 31, 2009:
•	Operating income of $13.5 million or $0.43 per share. Operating income includes partnership distributions of $4.8 million net of tax.
•	Gross premiums written of $99.2 million.
•	Current accident year combined ratio of 100.9.
•	After-tax total investment return of $9.9 million or $0.31 per share.
•	Book value per share increased to $20.11 from $19.94 at December 31, 2008 and tangible book value per share increased to $19.92 compared to $19.75 at December 31, 2008.

United America Indemnity’s Three Months Ended March 31, 2009 and 2008 Gross and Net Premiums Written Results by Business Unit

	Three Months Ended March 31,
	Gross Premiums Written		Net Premiums Written
(Dollars in thousands)	2009	2008	2009	2008
Insurance Operations
Penn-America	$32,339	$44,182	$27,157	$39,403
United National	15,320	25,869	12,417	22,108
Diamond State	19,961	23,241	15,895	19,157

Total Insurance Operations	67,620	93,292	55,469	80,668

Reinsurance Operations
Wind River	31,568	5,770	31,144	1,296

Total	$99,188	$99,062	$86,613	$81,964

Insurance Operations: Gross premiums written for the three months ended March 31, 2009 decreased 27.5%, and net premiums written for the three months ended March 31, 2009 decreased 31.2%, compared to the same period in 2008. The reduction in gross premium is comprised mainly of the following:
•	$11.3 million of the decline is due to terminated runoff programs,

•	$1.2 million of the decline is due to terminated binding agents,

•	$13.2 million of the decline is due to price decreases in aggregate of approximately 3.1% and other market factors.
Wind River Reinsurance Company, Ltd. (“Wind River”): Gross premiums written for the three months ended March 31, 2009 increased $25.8 million and net premiums written increased $29.8 million, excluding the intercompany reinsurance treaty, compared to the same period in 2008. The increase in gross and net premiums written is primarily due to new excess of loss and quota share treaties.
United America Indemnity’s Combined Ratio for the Three Months Ended March 31, 2009 and 2008
The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Three Months Ended March 31,
	2009	2008

Loss Ratio:
Current Accident Year	61.7	67.8
Changes to Prior Accident Year	(0.9)	0.0

Loss Ratio — Calendar Year	60.8	67.8
Expense Ratio	39.2	33.8

Combined Ratio	100.0	101.6

The calendar year loss ratio decreased 7.0 points from 67.8 in 2008 to 60.8 in 2009.
•
0.9 point impact resulting from a decrease in the uncollectible reinsurance reserve allowance of $0.8 million. The first quarter of 2008 did not have any impact from adjustments to net loss and loss adjustment expenses related to prior accident years.

•
The current accident year loss ratio decreased 6.1 points to 61.7 from 67.8 in 2008. The casualty loss ratio decreased 0.1 points from 68.2 in 2008 to 68.1 in 2009 primarily due to improved loss trends. The property loss ratio decreased 14.6 points from 67.1 in 2008 to 52.5 in 2009 primarily due to improved non-catastrophe performance.

The expense ratio increased from 33.8 in 2008 to 39.2 in 2009.
•	The expense ratio increase is mainly attributable to a decline in net premiums earned.
About United America Indemnity, Ltd.
United America Indemnity, Ltd. (NASDAQ:INDM), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, is a national and international provider of excess and surplus lines and specialty property and casualty insurance and reinsurance, both on an admitted and non-admitted basis. The Company’s four principal divisions include:
•	Insurance Operations:
•	Penn-America, which includes property and general liability products for small commercial businesses distributed through a select network of wholesale general agents with specific binding authority;

•	United National, which includes property, general liability, and professional lines products distributed through program administrators with specific binding authority;

•	Diamond State, which includes property, general liability, and professional lines products distributed through wholesale brokers and program administrators with specific binding authority.
•	Reinsurance Operations:
•	Wind River Reinsurance Company, Ltd., a Bermuda based treaty and facultative reinsurer of excess and surplus lines and specialty property and casualty insurance.
For more information, visit the United America Indemnity, Ltd. website at www.uai.ky.
Forward-Looking Information
This release contains forward-looking information about United America Indemnity, Ltd. and the operations of United America Indemnity, Ltd. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.
The business and operations of United America Indemnity, Ltd. is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity, Ltd.’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity, Ltd.’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity, Ltd.’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity, Ltd.’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity, Ltd.’s business; (8) changes in United America Indemnity, Ltd.’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity, Ltd.’s reinsurers may not be able to fulfill obligations; (10) investment performance and credit risk; and (11) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity, Ltd. does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
# # #

Note: Tables Follow

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2009	2008
Gross premiums written	$99,188	$99,062

Net premiums written	$86,613	$81,964

Net premiums earned	$78,540	$113,057
Investment income, net	22,177	17,786
Net realized investment gains (losses)	(8,596)	(1,070)

Total revenues	92,121	129,773

Net losses and loss adjustment expenses	47,740	76,650
Acquisition costs and other underwriting expenses	30,814	38,195
Corporate and other operating expenses	3,975	3,945
Interest expense	1,854	2,539

Income before income taxes	7,738	8,444
Income tax expense (benefit)	723	561

Net income before equity in net income (loss) of partnership	7,015	7,883
Equity in net income (loss) of partnership, net of tax	135	(443)

Net income	$7,150	$7,440

Weighted average shares outstanding—basic	31,461	34,701

Weighted average shares outstanding—diluted	31,507	34,954

Net income per share—basic	$0.23	$0.21

Net income per share—diluted	$0.23	$0.21

Combined ratio analysis:
Loss ratio	60.8	67.8
Expense ratio	39.2	33.8

Combined ratio	100.0	101.6

Certain prior period amounts have been reclassified to conform to the 2009 presentation.
The loss ratio, expense ratio and combined ratio are non-GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share data)

	As of	As of
	March 31,	December 31,
	2009	2008
ASSETS

Bonds:
Available for sale securities, at fair value (amortized cost: 2009 — $1,264,368 and 2008 — $1,192,385)	$1,289,934	$1,204,974
Preferred shares:
Available for sale securities, at fair value (cost: 2009 — $3,511 and 2008 — $4,665)	3,351	4,665
Common shares:
Available for sale securities, at fair value (cost: 2009 — $43,232 and 2008 — $46,316)	43,433	50,613
Other invested assets:
Available for sale securities, at fair value (cost: 2009 — $8,193 and 2008 — $24,840)	19,731	46,672

Total investments	1,356,449	1,306,924

Cash and cash equivalents	218,222	292,604
Agents’ balances	67,817	57,117
Reinsurance receivables	642,554	679,277
Federal income taxes receivables	13,740	16,487
Deferred federal income taxes	27,160	32,532
Deferred acquisition costs	34,879	34,734
Intangible assets	9,291	9,309
Prepaid reinsurance premiums	20,277	23,960
Other assets	25,047	24,115

Total assets	$2,415,436	$2,477,059

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:

Unpaid losses and loss adjustment expenses	$1,446,974	$1,506,429
Unearned premiums	154,068	149,677
Ceded balances payable	15,523	25,165
Contingent commissions	6,017	6,695
Notes and debentures payable	121,783	121,845
Other liabilities	32,294	35,255

Total liabilities	1,776,659	1,845,066

Shareholders’ equity:
Common shares, $0.0001 par value, 900,000,000 common shares authorized; Class A common shares issued: 25,113,108 and 25,032,618, respectively; Class A common shares outstanding: 19,080,380 and 19,013,462, respectively; Class B common shares issued and outstanding: 12,687,500	4	4
Additional paid-in capital	525,270	524,345
Accumulated other comprehensive income	23,974	25,108
Class A common shares in treasury, at cost: 6,032,728 and 6,019,156 shares, respectively	(100,603)	(100,446)
Retained earnings	190,132	182,982

Total shareholders’ equity	638,777	631,993

Total liabilities and shareholders’ equity	$2,415,436	$2,477,059

UNITED AMERICA INDEMNITY, LTD.
SELECTED INVESTMENT DATA
(Unaudited)
(Dollars in millions)

	Market Value as of
	Mar 31,	Dec 31,
	2009	2008

Bonds	$1,289.9	$1,205.0
Cash & cash equivalents	218.2	292.6

Total bonds and cash and cash equivalents	1,508.1	1,497.6
Equities and other invested assets	66.5	101.9

Total cash and invested assets	$1,574.6	$1,599.5

Three Months Ended
March 31, 2009 (a)

Net investment income	$12.4

Net realized investment (losses)	(6.3)
Net Equity in net income (loss) of partnerships	0.1
Net unrealized investment gains (losses)	(1.1)
Net gain from liquidation of partnerships	4.8

Net realized and unrealized investment (losses)	(2.5)

Total investment return	$9.9

Total investment return % (b)	2.5%

(a)	Amounts in this table are shown on an after-tax basis.

(b)	Total investment return annualized to calculate return %.

UNITED AMERICA INDEMNITY, LTD.
SUMMARY OF OPERATING INCOME / (LOSS)
(Unaudited)
(Dollars and shares in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2009	2008
Operating income	$13,471	$8,140
Adjustments:
Net realized investment gains (losses), net of tax	(6,321)	(700)

Total after-tax adjustments	(6,321)	(700)

Net income	$7,150	$7,440

Weighted average shares outstanding — basic	31,461	34,701

Weighted average shares outstanding — diluted	31,507	34,954

Operating income per share — basic	$0.43	$0.23

Operating income per share — diluted	$0.43	$0.23

Note Regarding Operating Income
Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses). Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.